UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2015 (August 23, 2015)
SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 23, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Solera Holdings, Inc. (“Solera” or the “Company”) approved a retention and transaction success award program (the “Program”) for certain of the Company’s key employees, including its named executive officers.

The Committee approved the Program in consultation with the Committee’s independent compensation consultant and the Special Committee of the Board. The purposes of the Program are to preserve the value of the Company and to provide an additional incentive for the key employees to continue in employment and contribute towards the successful (i) ongoing operations of the Company’s business and (ii) completion of any strategic transaction involving a “change of control” of the Company currently being explored pursuant to the Company’s announcement on August 20, 2015 (a “Transaction”).

The aggregate Program payment amount is $33.0 million for all of the key employee participants, including the named executive officers. Each key employee participant in the Program will be eligible to receive payment of the Program award only upon the closing of a Transaction, provided that 50% of the award granted to Tony Aquila will become payable only on the closing of a Transaction, with the remaining portion payable upon the earlier to occur of closing of a Transaction and August 22, 2016. These payments are subject to the key employee participant’s continued employment through the closing date of a Transaction (or, in the case of Tony Aquila, 50% of the award will be subject to his continued employment through the earlier of the closing of a Transaction or August 22, 2016) or termination of the participant’s employment without “cause,” due to the participant’s death or disability or by the participant for “good reason” prior to such time. If the Company abandons its current exploration of strategic alternatives, then the Program will terminate without payment, except that 50% of Tony Aquila’s award will remain outstanding and subject to payment on August 22, 2016, pursuant to the terms above. The Program documents will contain other provisions as may be approved by the Committee, including restrictive covenants.

The Program payment amount for each of the named executive officers is set forth below:

Name and Title	Program Amount
Tony Aquila, Chairman, CEO and President	$18,000,000
Renato Giger, Chief Financial Officer	$815,000
Jason Brady, Senior Vice President, General Counsel and Secretary	$3,500,000

Program payments will not be subject to any tax gross-up payments by the Company and instead will be subject to the “net better” provisions set forth in Section 6.4 of each named executive officer’s executive employment agreement.

The foregoing does not constitute a complete summary of the terms of the Program, and reference is made to the complete text of the Program documents, which will be filed as an exhibit(s) to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015 or an exhibit(s) to a Company filing with the SEC required in connection with a Transaction, whichever is filed earlier.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON M. BRADY
Date: August 25, 2015	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary